Exhibit 10.5
Form Restricted Stock Award (with additional provisions)
PRIDE INTERNATIONAL, INC.
1998 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
          This Restricted Stock Agreement (“Agreement”) between PRIDE INTERNATIONAL, INC. (the “Company”) and                      (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (“Award”) of                shares of Common Stock (as defined in the Pride International, Inc. 1998 Long-Term Incentive Plan (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock”) awarded to the Grantee on                      (the “Award Date”), such number of shares subject to adjustment as provided in Section 14 of the Plan, and further subject to the following terms and conditions:
          1. Relationship to Plan and Employment Agreement.
          This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. In addition, the parties agree that notwithstanding any provision herein to the contrary, this Agreement shall be deemed modified by the provisions of any employment agreement between the Grantee and the Company, and vesting of this Award shall occur in the event stock options and other awards specifically vest under such employment agreement. For purposes of this Agreement:
          (a) “Disability” means illness or other incapacity which prevents the Grantee from continuing to perform the duties of his job for a period of more than three months.
          (b) “Employment” means employment with the Company or any of its Subsidiaries.
          (c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (d) “Retirement” means the Grantee’s termination of employment on or after attainment of age 65, or, if applicable to the Grantee, any earlier age specified as the Grantee’s Normal Retirement Age under the Pride International, Inc. Supplemental Executive Retirement Plan.

          2. Vesting Schedule.
          (a) This Award shall vest in installments in accordance with the following schedule:

Additional Percentage of
Date Vested	Award Vested
[First anniversary of Award Date]	25%
[Second anniversary of Award Date]	25%
[Third anniversary of Award Date]	25%
[Fourth anniversary of Award Date]	25%

100%
          (b) All shares of Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Award Date, upon the occurrence of:
     (i) a Change in Control;
     (ii) the Grantee’s termination of employment by reason of death, Disability or Retirement; or
     (iii) the Grantee’s Termination (as defined in the Grantee’s employment agreement with the Company and as in effect as of the Award Date).
          3. Forfeiture of Award.
          Except as provided in any other agreement between the Grantee and the Company, if the Grantee’s employment terminates other than by reason of Grantee’s Termination (as defined in the Grantee’s employment agreement with the Company and as in effect as of the Award Date), death, Disability or Retirement, all unvested Restricted Stock as of the termination date shall be forfeited.
          4. Escrow of Shares.
          During the period of time between the Award Date and the earlier of the date the Restricted Stock vests or is forfeited (the “Restriction Period”), the Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company, and the Grantee agrees, upon the Company’s written request, to provide a stock power endorsed by the Grantee in blank. Any certificate shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement. Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Grantee as promptly as is reasonably practicable following such termination.

          5. Code Section 83(b) Election.
          The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b).
          6. Dividends and Voting Rights.
          The Grantee is entitled to receive all dividends and other distributions made with respect to Restricted Stock registered in his name and is entitled to vote or execute proxies with respect to such registered Restricted Stock, unless and until the Restricted Stock is forfeited.
          7. Delivery of Shares.
          The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
          8. Notices.
          Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:
     (a) by registered or certified United States mail, postage prepaid, to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057; or
     (b) by hand delivery or otherwise to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057.
          Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
          9. Assignment of Award.
          Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.

          Notwithstanding the foregoing, subject to the approval of the Committee, in its sole discretion, the Award may be transferred by the Grantee to (i) the children or grandchildren of the Grantee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (“Immediate Family Member Trusts”) or (iii) a partnership or partnerships in which such Immediate Family Members have at least 99% of the equity, profit and loss interests (“Immediate Family Member Partnerships”). Subsequent transfers of a transferred Award shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of Employment shall continue to be applied with respect to the original Grantee, following which the Awards shall vest only to the extent specified in the Plan and this Agreement.
          10. Withholding.
          At the time of delivery or vesting of Restricted Stock, the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the delivery or vesting of such shares of Restricted Stock shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Grantee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with the all or any portion of this Award by delivering cash, or by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid.
          11. Stock Certificates.
          Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 11 have been complied with.
          12. Successors and Assigns.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

          13. No Employment Guaranteed.
          No provision of this Agreement shall confer any right upon the Grantee to continued Employment with the Company or any Subsidiary.
          14. Governing Law.
          This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
          15. Amendment.
          This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.

PRIDE INTERNATIONAL, INC.

Date:	By:
Name:
Title:
          The Grantee hereby accepts the foregoing Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:

Date: